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                                                                    EXHIBIT 8.2

   [LETTERHEAD OF LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. APPEARS HERE]

                                 April 2, 1998
USA Waste Services, Inc.
First City Tower
1001 Fannin, Suite 4000
Houston, Texas 77002

Ladies and Gentlemen:

  We have acted as counsel to USA Waste Services, Inc., a Delaware corporation ("USA Waste") in connection with (i) the planned merger (the "Merger") of TransAmerican Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of USA Waste ("Merger Sub") with and into TransAmerican Waste Industries, Inc., a Delaware corporation ("TransAmerican"), pursuant to an Agreement and Plan of Merger dated as of January 26, 1998, by and among TransAmerican, Merger Sub and USA Waste (the "Merger Agreement"), pursuant to which the shareholders of TransAmerican will receive solely voting common stock of USA Waste in exchange for their stock in TransAmerican, and (ii) the Registration Statement on Form S-4 of USA Waste, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

  For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") and (iii) such other documents, records and instruments as we deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations made by USA Waste, Merger Sub and TransAmerican in connection with the Merger, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the best knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

  In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Delaware and (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, into the aforementioned statements, representations and assumptions could adversely affect our opinion. Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

  Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the statements contained in the Proxy Statement/Prospectus under the heading "THE MERGER--Material Federal Income Tax Consequences", insofar as such statements constitute legal conclusions or summaries of legal matters, are accurate.

  Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

  This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                                     Very truly yours,

                                     /s/ Liddell, Sapp, Zivley, Hill & LaBoon,
                                        L.L.P.
                                     LIDDELL, SAPP, ZIVLEY, HILL & LABOON,
                                      L.L.P.